EXHIBIT 99.1

For Release	February 17, 2004
Release Number	INTL 04-01
Contact	Steven G. Mihaylo, Chairman, President and CEO (775) 954-1211 Norman Stout, Executive Vice President and CAO (480) 449-8900 Craig W. Rauchle, Executive Vice President and COO (775) 954-1200 Jeffrey T. Ford, Sr. Vice President and CTO (480) 961-9000 Kurt R. Kneip, Sr. Vice President and CFO (480) 449-8900

INTER-TEL ANNOUNCES 2003 FOURTH QUARTER AND YEAR-END RESULTS
FOURTH QUARTER SALES OF $100.0 MILLION, EPS OF $0.35 AND
RECORD FOURTH QUARTER OPERATING INCOME

Tempe, Arizona . . . February 17, 2004 . . . Inter-Tel, Incorporated (Nasdaq: INTL) today announced operating results for the fourth quarter and year ended December 31, 2003. Net sales for the fourth quarter of 2003 were $100.0 million, an increase of 1.3% compared to net sales of $98.8 million for the fourth quarter of 2002. Net sales for the year ended December 31, 2003 were $373.8 million, compared to net sales of $381.5 million for the same period in 2002.

For the quarter ended December 31, 2003, the Company reported net income of $9.4 million ($0.35 per diluted share), an increase of 8.0% compared to net income of $8.7 million ($0.33 per diluted share) in the fourth quarter of 2002. Net income for the year ended December 31, 2003 was $28.5 million ($1.08 per diluted share), compared to net income of $38.6 million ($1.49 per diluted share) for the same period in 2002, including an arbitration settlement1. Excluding the arbitration settlement in 2002, net income for the year ended December 31, 2002 was $29.1 million ($1.13 per diluted share).

“We are extremely pleased with Inter-Tel’s operating performance and cash generation during the fourth quarter of 2003,” noted Steven G. Mihaylo, Inter-Tel’s Chairman and CEO. “Inter-Tel achieved record operating profit for any quarter in the Company’s history at $14.5 million. In addition, Inter-Tel’s fourth quarter gross margin increased to 53.5% compared to 52.5% in the fourth quarter of 2002. This increase reflected the continued strength of recurring revenues from our existing customer base, cost reductions achieved through process improvements and increases in sales of our software as a component of our system shipments and installations. Inter-Tel’s research and development spending also increased 13.6% in the year ended December 31, 2003 compared to 2002 as we focused on the development of SIP presence management and collaboration applications. In the second half of 2003, Inter-Tel released a family of new SIP and IP endpoints including a softphone for 802.11 pocket PCs, and three SIP and multi-protocol display endpoints. In addition, Inter-Tel released Unified Communicator version 2.0, an industry-leading presence management application, and Enterprise Conferencing, a SIP audio and web collaboration application. During the fourth quarter, Inter-Tel also announced new endpoints scheduled for release in early 2004 for two 802.11 wireless phones and a new, advanced color touch-screen IP endpoint.”

Mr. Mihaylo added, “Inter-Tel’s cash and short-term investment balances at December 31, 2003 totaled $174.5 million, an increase of more than $48 million compared to December 31, 2002. This quarter again reflected continued cash generated from operations, with effective management of our inventory and accounts receivable levels. For the year ended December 31, 2003, days sales outstanding were approximately 42 days and inventory turns were approximately 14 times.”

You may access our quarterly earnings results webcast, which is scheduled for February 17, 2004 at 5:30 p.m. (EDT) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until February 17, 2005.

About Inter-Tel, Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communications needs of business enterprises, Inter-Tel employs over 1,800 communications professionals worldwide, and services business customers through a network of approximately 50 company-owned direct sales offices and over 350 authorized providers in the United States, United Kingdom and Japan. More information is available at www.inter-tel.com.

1	Inter-Tel received a gross cash award of $20 million in February 2002 in settlement of a binding arbitration claim. Income taxes, attorney’s fees, expert witness costs, arbitration costs and additional costs and expenses, were estimated at $10.5 million during 2002. Accordingly, after-tax net income from this arbitration totaled approximately $9.5 million ($0.37 per diluted share) in the year ended December 31, 2002.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months
(in thousands, except per share amounts)	Ended December 31,

	2003	2002

NET SALES	$100,020	$98,774
Cost of sales	46,515	46,879

GROSS PROFIT	53,505	51,895

Research & development	5,600	5,613
Selling, general and administrative	32,956	32,568
Amortization	444	327

	39,000	38,508

OPERATING INCOME	14,505	13,387
Interest and other income	581	572
Foreign currency transaction gains	27	57
Interest expense	(18)	(42)

INCOME BEFORE INCOME TAXES	15,095	13,974
INCOME TAXES	5,736	5,310

NET INCOME	$9,359	$8,664

NET INCOME PER SHARE—BASIC	$0.37	$0.35

NET INCOME PER SHARE—DILUTED	$0.35	$0.33

Average number of common shares outstanding — Basic	25,338	24,783

Average number of common shares outstanding — Diluted	27,020	26,307

Selected accounts as percentage of net sales:
Gross profit (margin)	53.5%	52.5%
Research and development	5.6%	5.7%
Selling general and administrative	32.9%	33.0%
Operating Income	14.5%	13.6%
Net Income	9.4%	8.8%

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Year		12/31/2002	Year ended
(in thousands, except per share amounts)	Ended December 31,		Excluding	12/31/2002
	2003	2002	0	0

NET SALES	$373,836	$381,456	$381,456	$0
Cost of sales	176,763	186,983	186,983	—

GROSS PROFIT	197,073	194,473	194,473	—

Research & development	21,978	19,340	19,340	—
Selling, general and administrative	128,964	128,284	128,284	—
Amortization	1,803	1,122	1,122

	152,745	148,746	148,746	—

OPERATING INCOME	44,328	45,727	45,727	—
Litigation settlement (net of costs except for taxes)	—	15,516	—	15,516
Interest and other, net	1,807	1,936	1,936	—
Write-down of investment in Inter-Tel.NET/Vianet	—	(1,200)	(1,200)	—
Foreign currency transaction gains (losses)	18	330	330	—
Interest expense	(155)	(156)	(156)	—

INCOME BEFORE INCOME TAXES	45,998	62,153	46,637	15,516
INCOME TAXES	17,480	23,516	17,492	6,024

NET INCOME	$28,518	$38,637	$29,145	$9,492

NET INCOME PER SHARE—BASIC	$1.14	$1.58	$1.19	$0.39

NET INCOME PER SHARE—DILUTED	$1.08	$1.49	$1.13	$0.37

Average number of common shares outstanding — Basic	25,078	24,444	24,444	24,444

Average number of common shares outstanding — Diluted	26,473	25,864	25,864	25,864

OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	December 31,	December 31,
Inventory turn amounts)	2003	2002

Cash and short-term investments	$174.5	$125.8
Accounts receivable — net	43.4	42.6
Inventory	14.6	11.3
DSO (based on 90 days sales)	39.1	38.8
DSO (based on trailing 12 mo. sales)	41.8	40.2
Inventory turns	14.1	10.6
Current net investment in sales-leases	15.5	13.3
Long-term net investment in sales-leases	32.5	24.7

	December 31,	December 31,
	2003	2002

Depreciation and amortization (in SG&A and R&D):
For the year ended December 31	$9.1	$8.7
For the quarter ended December 31	2.3	2.2
Capital Expenditures:
For the year ended December 31	7.0	7.6
For the quarter ended December 31	1.8	2.4